UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

 _________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 10, 2014 (June 4, 2014)

American Realty Capital – Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-55198	27-3279039
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Prairie Towne Center

On June 4, 2014, American Realty Capital – Retail Centers of America, Inc. (the “Company”) closed its acquisition of the fee-simple interest in Prairie Towne Center located in Schaumburg, Illinois (the “Prairie Towne Center”), at a contract purchase price of $25.3 million, exclusive of closing costs. The Company acquired the property through an indirect wholly-owned subsidiary of its operating partnership. The seller of the property is Prairie Towne LLC. The seller does not have a material relationship with the Company, the operating partnership, our sponsor or our advisor or any of their respective affiliates.

The Prairie Towne Center contains 289,277 rentable square feet and is 95.3% leased to seven tenants. Two tenants, Kohl’s Corp. (NYSE: KSS) and Lowe’s Companies Inc. (NYSE: LOW), represent approximately 90.6% of the annualized rental income of the property and each is rated by major credit rating agencies.

The lease to Lowe’s Companies Inc. contains 157,900 rentable square feet; however, the suite is currently vacant. The lease commenced in July 2005, has a 20-year term and expires in July 2025.  The lease contains two rental escalations of 10% in 2015 and 2020. The lease contains six renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $1.1 million.

The lease to Kohl’s Corp. contains 106,745 rentable square feet. The lease commenced in January 2003, has a 21-year term and expires in January 2024.  The lease contains no rental escalations during the original lease term. The lease contains ten renewal options of five years each.  The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is approximately $0.8 million.

The Company funded the acquisition of Prairie Towne Center with proceeds from the sale of its common stock.

Southway Shopping Center

On June 6, 2014, the Company closed its acquisition of the fee-simple interest in Southway Shopping Center located in Houston, Texas (the “Southway Shopping Center”), at a contract purchase price of $28.9 million, exclusive of closing costs. The Company acquired the property through an indirect wholly-owned subsidiary of its operating partnership. The seller of the property is FP Southway, LLC. The seller does not have a material relationship with the Company, the operating partnership, our sponsor or our advisor or any of their respective affiliates.

The Southway Shopping Center contains 181,809 rentable square feet and is 100.0% leased to 23 tenants. Three tenants, Best Buy, Inc. (NYSE: BBY), Ross Stores, Inc. (NASDAQ: ROST) and The TJX Companies, Inc. (Marshall’s) (NYSE: TJX), represent approximately 48.6% of the annualized rental income of the property and each is rated by major credit rating agencies.

The lease to The TJX Companies Inc. contains 34,327 rentable square feet. The lease commenced in April 2006, has a 10-year term and expires in April 2016. The lease contains no rental escalations during the original lease term. The lease contains four renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is approximately $0.3 million.

The lease to Ross Stores, Inc. contains 31,815 rentable square feet. The lease commenced in September 2003, has a 15-year term and expires in January 2019. The lease contains no rental escalations during the original lease term. The lease contains three renewal options of five years each.  The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is approximately $0.3 million.

The lease to Best Buy, Inc. contains 30,000 rentable square feet. The lease commenced in September 2007, has a 10-year term and expires in January 2018. The lease contains no rental escalations during the original lease term. The lease contains four renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is approximately $0.5 million.

The Company funded the acquisition of Southway Shopping Center with proceeds from the sale of its common stock.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Agreement of Purchase and Sale dated as of April 2, 2014 by and between Prairie Towne LLC and American Realty Capital IV, LLC (incorporated by reference to Exhibit 10.22 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2014 filed with the SEC on May 7, 2014).

10.2	Agreement of Purchase and Sale of Real Property and Escrow Instructions dated as of April 4, 2014 by and between FP Southway, LLC and American Realty Capital IV, LLC (incorporated by reference to Exhibit 10.23 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2014 filed with the SEC on May 7, 2014).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

Date: June 10, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors